Exhibit 99.1

Protagonist Reports First Quarter 2026 Financial Results and Provides Corporate Update

ICOTYDE™ (icotrokinra) approved by FDA in March for moderate-to-severe plaque psoriasis, triggering a $50 million milestone payment; Protagonist receives tiered royalties of 6% to 10% and is eligible for up to $580 million in future milestone payments

Rusfertide NDA accepted and granted Priority Review by FDA, with a Prescription Drug User Fee Act target action date in the third quarter of 2026

Protagonist exercised its rusfertide opt-out right under the Takeda collaboration on April 28, triggering a $200 million opt-out fee payable to the Company; eligible for additional $200 million opt-out and $75 million milestone payments upon NDA approval, sales milestones of up to $775 million and worldwide royalties ranging from 14% to 29%

PN-881 (oral IL-17 antagonist peptide) Phase 1 study completion by mid-2026 and Phase 2 initiation anticipated by year-end; PN-477sc and PN-477o (sc and oral triple GLP/GIP/GICG agonist) Phase 1 initiation expected in mid-2026 and Q1 2027, respectively

Cash, cash equivalents and marketable securities of $620 million as of March 31, 2026, anticipated to provide cash runway through at least 2028

NEWARK, Calif., May 5, 2026 – Protagonist Therapeutics (Nasdaq: PTGX) (“Protagonist” or “the Company”) today reported financial results for the first quarter ended March 31, 2026, and provided a corporate update.

“The first quarter of 2026 marked a series of landmark achievements for Protagonist, highlighted by the U.S. approval of ICOTYDE, FDA granting Priority Review for rusfertide, and advancement of our highly differentiated and fully-owned peptides PN-881 and PN-477,” said Dinesh V. Patel, Ph.D., the Company’s President and Chief Executive Officer. “These accomplishments, together with the additional financial resources afforded by our rusfertide opt-out election and future milestones and royalty payments from ICOTYDE and rusfertide, position Protagonist for meaningful near-, medium and long-term value creation through rapid progression of clinical stage assets and further expansion into new internal discovery programs. In addition, we look forward to implementing an efficient capital return strategy at the appropriate time.”

First Quarter 2026 Recent Developments and Upcoming Milestones

Rusfertide

On March 2, Takeda and Protagonist announced that the U.S. FDA accepted the New Drug Application for rusfertide and granted Priority Review. The application is supported by data from the positive 32-week primary analysis and 52-week results from the Phase 3 global randomized VERIFY study, as well as four-year efficacy and safety data from the Phase 2 REVIVE study and long-term extension THRIVE study. The FDA set a PDUFA goal date in August 2026.

On April 28, Protagonist announced that it exercised its right to opt out of the U.S. profit and loss sharing arrangement under the terms of its collaboration agreement with Takeda for rusfertide. The opt-out election triggers a $200 million payment to Protagonist, with an additional $200 opt-out fee and a separate $75 million milestone for FDA approval of rusfertide. The opt-out election also increases downstream economics payable to Protagonist, including up to $775 million in sales milestone payments and tiered worldwide royalties ranging from 14% to 29%. At $1.5 billion in annual net sales, the weighted-average royalty rate is approximately 21%, with the 29% tier applying to annual sales above $1.5 billion.

ICOTYDE™ (icotrokina)

On March 18, Protagonist announced that Johnson & Johnson received U.S. Food and Drug Administration approval for ICOTYDE for the treatment of moderate-to-severe plaque psoriasis in adults and pediatric patients 12 years of age and older who weigh at least 40 kg and are candidates for systemic therapy or phototherapy. The FDA approval triggered a $50 million milestone payment to Protagonist in the first quarter of 2026. Under the collaboration, Protagonist remains eligible to receive up to $580 million in potential additional regulatory and sales milestone payments, as well as tiered royalties ranging from 6% to 10% on global net sales with an approximate 7.25% weighted-average royalty rate at $4 billion in annual net sales and a 10% tier applying to the incremental annual sales above $4 billion. ICOTYDE is the first and only FDA-approved targeted oral peptide for moderate-to-severe plaque psoriasis

On March 28, Protagonist announced presentation of new one-year Phase 3 ICOTYDE results at the 2026 American Academy of Dermatology Annual Meeting. Data from the Phase 3 ICONIC-ADVANCE 1 and 2 and ICONIC-LEAD studies further supported the potential of ICOTYDE as a differentiated oral therapy for patients with moderate-to-severe plaque psoriasis, demonstrating durable efficacy and a favorable safety profile in a once-daily pill.

Wholly-Owned Clinical and Discovery Programs

•	PN-881 (oral IL-17 antagonist peptide): The Company expects completion of Phase 1 study by mid-2026 and initiation of a Phase 2 study by end of 2026.

•	PN-477 (triple-G GLP/GIP/GCG agonist peptide): Phase 1 initiation of PN-477sc and PN-477o anticipated in mid-2026 and Q1 2027, respectively.

•	PN-458 (dual GLP/GIP agonist peptide): IND-enabling studies in progress with PN-458sc and PN-458o

•	PN-8047 (oral small molecule hepcidin functional mimetic): IND-enabling studies in progress

•	Discovery: Oral IL-4Rα antagonist and amylin oral mono/poly agonists are high-priority discovery programs.

First Quarter 2026 Financial Results

•	Cash, Cash Equivalents and Marketable Securities: Cash, cash equivalents and marketable securities as of March 31, 2026, were $620.3 million as compared to $646.0 million as of December 31, 2025.

	Three Months Ended
	March 31,
	2026	2025
(in thousands, except per share amounts)	(Unaudited)
License and collaboration revenue	$56,368	$28,321
Research and development expense	$46,739	$35,893
General and administrative expense	$13,277	$11,738
Income tax benefit	$1,502	$-
Net income (loss)	$3,783	$(11,655)
Basic earnings (loss) per share	$0.06	$(0.19)
Diluted earnings (loss) per share	$0.05	$(0.19)

•	License and Collaboration Revenue: License and collaboration revenue of $56.4 million for the period ended March 31, 2026 consisted of (i) a $50.0 million milestone earned from JNJ in Q1 26 upon FDA approval of ICOTYDE, (ii) $3.3 million allocated to development services provided by us under the Takeda agreement during the period and (iii) $3.1 million cost reimbursement from Takeda for rusfertide clinical trial supplies. License and collaboration revenue of $28.3 million for the period ended March 31, 2025 consisted of (i) $22.8 million related to proportional recognition of a $25.0 million milestone earned in Q1 2025, and (ii) $5.5 million allocated to development services provided by us under the agreement during the period.

•	Research and Development ("R&D") Expense: The increase in R&D expense from the prior year period was primarily due to increases related to our Phase 1 study for PN-881 and pre-clinical and drug discovery research expenses, including our obesity product candidates, partially offset by a decrease in rusfertide expenses related to the Phase 3 VERIFY clinical trial.

•	General and Administrative ("G&A") Expense: The increase in G&A expense from the prior year period was primarily due to an increase in personnel-related expenses, including wages and benefits and stock-based compensation.

•	Income Tax Benefit: Income tax benefit was $1.5 million for the period ended March 31, 2026 and included a discrete credit for stock-based compensation expense specific to the current quarter.

•	Net Income (Loss): Net income was $3.8 million, or $0.06 per basic share and $0.05 per diluted share, for the first quarter of 2026 as compared to net loss of $11.7 million, or $0.19 per basic and diluted share, for the first quarter of 2025.

About Protagonist

Protagonist Therapeutics is a discovery through late-stage development biopharmaceutical company with a proprietary technology platform that enables de novo discovery of peptide therapeutics. Two novel peptides derived from Protagonist's proprietary discovery platform are at or near commercialization. ICOTYDE™ (icotrokinra), licensed to Johnson & Johnson company Janssen Biotech, Inc., is the first and only targeted oral peptide that precisely blocks the Interleukin-23 receptor. ICOTYDE was launched in the U.S. in March 2026, is approved for the treatment of moderate-to-severe plaque psoriasis in adults and pediatric patients 12 years of age or older and is in Phase 3 development for psoriatic arthritis, ulcerative colitis and Crohn’s disease. ICOTYDE was jointly discovered by Protagonist and Johnson & Johnson scientists, with Protagonist having primary responsibility for the development of ICOTYDE through Phase 1, and Johnson & Johnson assuming responsibility for further development and commercialization. Protagonist also discovered and led development through Phase 3 of rusfertide, a first-in-class hepcidin mimetic peptide licensed to Takeda Pharmaceuticals. An NDA for rusfertide for the treatment polycythemia vera is under priority review with the FDA. The Company also has a number of clinical and preclinical programs addressing clinically and commercially validated targets, including an oral IL-17 antagonist peptide, obesity dual and triple agonists, an oral hepcidin functional mimetic, and the recently announced IL-4 and amylin programs.

More information on Protagonist, its pipeline drug candidates, and clinical studies can be found on the Company's website at https://www.protagonist-inc.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding potential revenue from the Company's collaborations with Johnson & Johnson and Takeda, timing of regulatory actions and clinical trial completion, and advancement of the Company’s discovery and clinical pipeline. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "may," "will," "expect," or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our ability to develop and commercialize our product candidates, our ability to earn milestone and royalty payments under our collaboration agreements with Janssen and Takeda, our ability to use and expand our programs to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors, and our ability to obtain and adequately protect intellectual property rights for our product candidates. Additional information concerning these and other risk factors affecting our business can be found in our periodic filings with the Securities and Exchange Commission, including under the heading "Risk Factors" contained in our most recently filed periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition, and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements, whether as a result of new information, future events, or otherwise, after the date of this press release.

Investor Relations Contact

Corey Davis, Ph.D.

LifeSci Advisors
cdavis@lifesciadvisors.com

+1 212 915 2577

Media Relations Contact

Virginia Amann
ENTENTE Network of Companies

virginiaamann@ententeinc.com
+1 833 500 0061 ext 1

PROTAGONIST THERAPEUTICS, INC.

Consolidated Statements of Operations

(Amounts in thousands except share and per share data)

	Three Months Ended
	March 31,
	2026	2025
License and collaboration revenue	$56,368	$28,321
Operating expense:
Research and development (1)	46,739	35,893
General and administrative (1)	13,277	11,738
Total operating expense	60,016	47,631
Loss from operations	(3,648)	(19,310)
Interest income	5,876	7,573
Other income, net	53	82
Income (loss) before income tax benefit	2,281	(11,655)
Income tax benefit	1,502	-
Net income (loss)	$3,783	$(11,655)
Net income (loss) per share, basic	$0.06	$(0.19)
Net income (loss) per share, diluted	$0.05	$(0.19)
Weighted-average shares used to compute net income (loss) per share, basic	65,087,847	62,963,806
Weighted-average shares used to compute net income (loss) per share, diluted	70,492,618	62,963,806

(1) Amount includes non-cash stock-based compensation expense.

Stock-based Compensation

(In thousands)

	Three Months Ended
	March 31,
	2026	2025
Research and development	$7,769	$7,991
General and administrative	6,750	5,811
Total stock-based compensation expense	$14,519	$13,802

PROTAGONIST THERAPEUTICS, INC.

Selected Consolidated Balance Sheet Data

(In thousands)

	March 31,	December 31,
	2026	2025
Cash, cash equivalents and marketable securities	$620,334	$646,002
Working capital	578,906	532,133
Total assets	697,459	668,188
Deferred revenue	6,282	9,550
Accumulated deficit	(466,888)	(470,671)
Total stockholders' equity	655,473	614,707